TENDER AND VOTING AGREEMENT

          TENDER AND VOTING AGREEMENT (“Agreement”), dated April 29, 2004, by and between infoUSA, Inc., a Delaware corporation (“Parent”), OSIS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”) and the entities listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

          A. Parent, the Purchaser and the OneSource Information Services, Inc. (the “Company”) propose to enter into an Agreement and Plan of Merger of even date herewith, as may be amended from time to time (the “Merger Agreement”). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Merger Agreement.

          B. The Company and VAC-OS Holdings, LLC and OS Merger Sub, Inc., affiliates of the Stockholders, were parties to an Agreement and Plan of Merger, dated as of February 18, 2004. Such Agreement and Plan of Merger has been terminated in accordance with its terms, effective prior to the execution of the Merger Agreement.

          C. As of the date hereof, each Stockholder is the record and beneficial owner of the shares of Common Stock, par value $0.01 per share, of the Company set forth opposite such Stockholder’s name on Schedule A hereto (such shares together with any other shares of Common Stock acquired by Stockholder after the date hereof being collectively referred to herein as the “Stockholder Shares”).

          D. In accordance with the Merger Agreement, the Purchaser has agreed to make, and Parent has agreed to cause the Purchaser to make, the Offer on the terms and subject to the conditions contained in the Merger Agreement.

          E. As a condition to its willingness to enter into the Merger Agreement, the Purchaser has required that the Stockholders enter into this Agreement.

          In consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

          1. Agreement to Tender and Vote.

               (a) Tender. In accordance with the Merger Agreement, the Purchaser shall make, and Parent shall cause the Purchaser to make, the Offer on the terms and subject to the conditions contained in the Merger Agreement. Provided this Agreement is in effect, each Stockholder hereby severally and not jointly agrees that such Stockholder will, within ten business days of the commencement of the Offer, tender the Stockholder Shares held by such Stockholder into the Offer, pursuant to and in accordance with the terms of the Offer, and that provided this Agreement is in effect, it shall not withdraw any Stockholder Shares so tendered prior to the termination of the Offer.

               (b) Voting. During the time this Agreement is in effect, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) with respect to the Merger or the Merger Agreement or any adjournment thereof, each Stockholder hereby severally and not jointly agrees to vote the Stockholder Shares held by such Stockholder or cause them to be voted (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof; (ii) against any action or agreement that would result in a breach in any material respect of any covenant or any other obligation or agreement of the Company under the Merger Agreement or in a breach in any material respect of any representation or warranty of the Company in the Merger Agreement; (iii) against any Acquisition Proposal; and (iv) against any other action that is intended or could reasonably be expected to impede, interfere with, delay, postpone or discourage the Offer or the Merger.

          2. Representation and Warranties of the Parent and Purchaser. The Parent and the Purchaser each hereby jointly and severally represents and warrants to the Stockholders as follows:

               (a) Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

               (b) Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by their Boards of Directors and by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the Merger Agreement and the consummation by them of the transactions contemplated hereby and thereby. Each of this Agreement and the Merger Agreement has been duly executed and delivered by Parent and Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto or thereto, is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

               (c) Consents and Approvals; No Violations.

                    (i) Except for (i) the filing with the SEC of the Offer Documents and the Proxy Statement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and state securities or blue sky laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority or the Nasdaq Stock Market, Inc. are required to be obtained or made by Parent or Purchaser in connection with the transactions contemplated by this Agreement and the Merger Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement and the Merger Agreement or Parent’s or Purchaser’s performance of their respective material obligations under this Agreement and the Merger Agreement.

                    (ii) Neither the execution and delivery of this Agreement or the Merger Agreement by Parent or Purchaser, nor the consummation by Parent or Purchaser of the transactions contemplated hereby or thereby, nor compliance by Parent or Purchaser with any of the terms or provisions hereof or thereof, will (A) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or any of the similar organizational documents of Purchaser or (B) assuming that the authorizations, consents and approvals referred to in Section 2(c)(i) are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, security interest or encumbrance upon any of the respective properties or assets of Parent or Purchaser or any of their respective subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Purchaser or any of their respective subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or creations which would not reasonably be expected to have a Purchaser Material Adverse Effect or a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement and the Merger Agreement.

          3. Representations and Warranties of Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to the Parent and the Purchaser as of the date hereof as follows:

               (a) Ownership of Shares. Such Stockholder owns of record and beneficially the number of Stockholder Shares set forth on Schedule A hereto and such Shares constitute all of the Shares owned of record or beneficially by such Stockholder. Such Stockholder has sole voting power and sole power of disposition with respect to all of the Stockholder Shares set forth on Schedule A hereto, with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto (except under applicable securities laws and pursuant to that certain Registration Rights Agreement between the Company and the Stockholders (the “Registration Rights Agreement”)). Such Stockholder owns all of the

Stockholder Shares set forth on Schedule A hereto, free and clear of any lien, security interest or encumbrance, other than pursuant to this Agreement and the Registration Rights Agreement.

               (b) Legal Capacity; Authority Relative to this Agreement. Such Stockholder has all necessary corporate or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such Stockholder of this Agreement have been duly authorized and approved by all necessary corporate or partnership action of such Stockholder and no other corporate or partnership action on the part of such Stockholder is necessary to authorize the execution, delivery and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due and valid authorization, execution and delivery hereof by the Parent and Purchaser, is a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

               (c) Consents and Approvals; No Violations.

                    (i) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act and the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are required to be obtained or made by such Stockholder in connection with the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to prevent or delay such Stockholder’s performance of its obligations under this Agreement.

                    (ii) Neither the execution and delivery of this Agreement by such Stockholder, nor the performance by such Stockholder of its obligations hereunder, will (A) conflict with or violate any provision of any organizational document of such Stockholder or (B) assuming that the authorizations, consents and approvals referred to in Section 3(c)(i) are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to such Stockholder or any of its properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, security interest or encumbrance upon any of the respective properties or assets of such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Stockholder is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or creations which would not reasonably be expected to have a material adverse effect on the ability of such Stockholder to perform its obligations hereunder.

          4. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby severally but not jointly covenants and agrees as follows:

               (a) Restriction on Transfer, Proxies and Non-Interference. While this Agreement is in effect, such Stockholder shall not (i) except as contemplated by this Agreement, sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of any of the Stockholder Shares (each of the foregoing, a “Transfer”), except for Transfers to another Stockholder or (ii) grant any proxies, deposit any Stockholder Shares into a voting trust or enter into a voting agreement, power of attorney or voting trust with respect to any of the Stockholder Shares.

               (b) Additional Shares. While this Agreement is in effect, such Stockholder will promptly notify the Purchaser of the number of any new Shares acquired directly or beneficially by Stockholder, if any, after the date hereof. Any such shares shall become Stockholder Shares for purposes of this Agreement.

               (c) Nonsolicitation. From the date hereof until the termination hereof, such Stockholder, in its capacity as a stockholder of the Company, will not, and will cause its affiliates not to, directly or indirectly, (i) solicit, or knowingly encourage or initiate the submission of any Acquisition Proposal or (ii) engage in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action knowingly to induce any inquiries or the making of any proposal that constitutes an Acquisition Proposal; provided, however, that the such Stockholder may furnish such information to and engage in such discussions or negotiations with such person regarding an Acquisition Proposal if at such time the Company is permitted under the Merger Agreement to provide information and engage in discussions or negotiations with such person regarding an Acquisition Proposal.

          5. Further Assurances. From time to time, at the request of any other party and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the transactions contemplated by this Agreement and the Merger Agreement.

          6. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder Shares held by it and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or other voting securities of the Company, the number of Stockholder Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by each Stockholder.

          7. Termination. This Agreement shall terminate (a) as to each Stockholder upon the purchase of all of the Shares beneficially owned by such Stockholder pursuant to the Offer, or (b) on the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement; or (iii) on the date which is 120 days after the date hereof. Each Stockholder shall have the right to terminate this Agreement as to itself by written notice to Parent if the terms of the Merger Agreement or the Offer are amended or waived without the written consent of such Stockholder, but only if such amendment or waiver amends or modifies a condition to the Offer in a manner materially adverse to such Stockholder, creates any additional material condition to the Offer, reduces the Offer Consideration or the Merger Consideration, changes the form or mix of the Offer Consideration or Merger Consideration or otherwise materially adversely affects Stockholder; provided that for the purposes of this sentence, the term “Merger Agreement” shall mean the Agreement and Plan of Merger by and among the Parent, the Purchaser and the Company of even date herewith, as in effect on the date hereof, and capitalized terms used in this sentence shall have the meaning given such terms therein.

          8. Miscellaneous.

               (a) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

               (b) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Parent may assign, in its sole discretion, any or all of its rights hereunder to any direct or indirect wholly owned subsidiary of Parent; provided that any such assignment would not cause any delay in the consummation of the Offer or the Merger; and provided further that no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               (c) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

               (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

               (e) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any of its covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

               (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               (g) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               (h) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

               (i) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier, by facsimile transmission with confirmation of receipt, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

(i)	if to Parent or Purchaser, to:

c/o infoUSA Inc.
5711 S. 86th Circle
Omaha, NE 68127
Attention: Vinod Gupta
Fax No.: 402-339-0265

with a copy to:

Robins, Kaplan, Miller & Ciresi L.L.P.
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, MN 55402
Attention: Eric O. Madson, Esq.
Fax No.: 612-339-4181

(ii)	if to Stockholder, to:

c/o ValueAct Capital
One Maritime Plaza
Suite 1400
San Francisco, CA 94111
Attn.: George F. Hamel, Jr.
Fax No.: 415-362-5727

with a copy to:
Dechert LLP
1717 Arch Street
4000 Bell Atlantic Tower
Philadelphia, PA 19103-2793
Attn.: Christopher G. Karras, Esq.
Fax No.: 215-994-2222

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

               (j) Stockholder Capacity. Each Stockholder signs this Agreement solely in its capacity as the owner of the Stockholder Shares. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director of the Company in the exercise of his or her fiduciary duties as a director of the Company or prevent any director of the Company from taking any action in his or her capacity as a director of the Company.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

infoUSA, Inc.

By:		/s/ Raj Das

	Name:	Raj Das
	Title:	Chief Financial Officer

OSIS Acquisition Corp.

By:		/s/ Raj Das

	Name:	Raj Das
	Title:	Chief Financial Officer

ValueAct Capital Partners, L.P., by VA Partners, L.L.C., its General Partner

By:		/s/ George F. Hamel, Jr.

	Name:	George F. Hamel, Jr.
	Title:	Managing Member

ValueAct Capital Partners II, L.P., by VA Partners, L.L.C., its General Partner

By:		/s/ George F. Hamel, Jr.

	Name:	George F. Hamel, Jr.
	Title:	Managing Member

ValueAct Capital International, Ltd., by VA Partners, L.L.C., its investment manager

By:		/s/ George F. Hamel, Jr.

	Name:	George F. Hamel, Jr.
	Title:	Managing Member

Schedule A

Stockholder	Stockholder Shares
ValueAct Capital Partners, L.P.	2,971,589
ValueAct Capital Partners II, L.P.	289,840
ValueAct Capital International, Ltd.	446,268